Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276109 on Form S-8 and No. 333-286386 on Form S-3 of our report dated March 11, 2025, relating to the financial statements of Mobile Infrastructure Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 5, 2026